------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                      ---------------------------
|F O R M 4 |                                       Washington, D.C.  20549                             |        OMB APPROVAL       |
------------                                                                                            ---------------------------
                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   |OMB Number        3235-0287|
[ ] Check this box if                                                                                  |Expires: September 30, 1998|
    no longer subject     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,      |Estimated average burden   |
    to Section 16.          Section 17(a) of the Public Utility Holding Company Act of 1935 or         | hours per response....0.5 |
                                   Section 30(f) of the Investment Company Act of 1940                  - -------------------------

------------------------------------------------------------------------------------------------------------------------------------
|1. Name & Address of Reporting Person  |2.Issuer Name & Ticker or Trading Symbol    |6. Relationship of Reporting Person to Issuer|
|                                       |                                            |   (Check all Applicable)                    |
|     Regan, Jr.     Hugh          T.   |          inTEST Corporation (INTT)         |                                             |
|                                       |                                            |      Director                10% Owner      |
|---------------------------------------|--------------------------------------------|  ---                     ---                |
|    (Last)         (First)      (MI)   |3.IRS or Soc. Sec. No.|4. Statement for     |   X  Officer                 Other          |
|                                       |  of Reporting Person |   Month/Year        |  --- (Give title below)  --- (Specify below)|
|      c/o inTEST Corporation           |  (Voluntary)         |                     |        Treasurer and CFO                    |
|      2 Pin Oak Lane                   |                      |   June 1998         |        -----------------                    |
|---------------------------------------|                      |---------------------|---------------------------------------------|
|              (Street)                 |                      |5. If Amendment,     |7. Individual or Joint/Group Filing          |
|                                       |                      |   Date of           |   (Check Applicable Line)                   |
|                                       |                      |   Original          |                                             |
|                                       |                      |   (Month/Year)      |   X   Form filed by One Reporting Person    |
|                                       |                      |                     |  ---                                        |
|                                       |                      |                     |       Form filed by More than One Reporting |
| Cherry Hill        NJ         08003   |                      |                     |  ---    Person                              |
|---------------------------------------|----------------------|---------------------|---------------------------------------------|
|   (City)        (State)        (Zip)                                                                                             |
|                                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security  |2.Transaction |3.Transaction|4.Securities Acquired (A) |5.Amount of    |6.Ownership |7. Nature of Indirect  |
|  (Instr. 3)         |  Date (M/D/Y)|  Code       |  or Disposed of (D)      |  Securities   |  Form:     |   Beneficial Ownership|
|                     |              |  (Instr. 8) |  (Inst. 3, 4 and 5)      |  Beneficially |  Direct (D)|   Ownership           |
|                     |              |-------------|--------------------------|  Owned at End |  or In-    |   (Instr. 4)          |
|                     |              |             |            |(A)|         |  of Month     |  direct(I) |                       |
|                     |              |  Code  |  V |   Amount   |(D)|  Price  |  Instr. 3 & 4)|  (Instr. 4)|                       |
|---------------------|--------------|--------|----|------------|---|---------|---------------|------------|-----------------------|
|                     |              |        |    |            |   |         |               |            |                       |
|                     |              |        |    |            |   |         |               |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|---------------|------------|-----------------------|
|                     |              |        |    |            |   |         |               |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|---------------|------------|-----------------------|
|                     |              |        |    |            |   |         |               |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|---------------|------------|-----------------------|
|                     |              |        |    |            |   |         |               |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|---------------|------------|-----------------------|
|                     |              |        |    |            |   |         |               |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|---------------|------------|-----------------------|
|                     |              |        |    |            |   |         |               |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|---------------|------------|-----------------------|


Reminder: Report on a separate line for each class securities owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
    4(b)(v).


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
                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver- |3.Trans-|4.Trans-|5. Number of |6. Date Exer-|7.Title & Amount |8.Price of |9. # of   |10.Owner-|11.Nature|
|  Derivative| sion or  | action |  action|  Derivative |  cisable and|  of Underlying  | Derivative|Derivative|  ship   |  of In- |
|  Security  | Exercise | Date   |  Code  |  Securities |  Expiration |  Securities     | Security  |Securities|  Form of|  direct |
|  (Instr. 3)| Price of | (M/D/Y)|(Inst.8)|  Acquired   |  Date(M/D/Y)| (Instr. 3 and 4)| (Instr. 5)|Benefi-   | Deriva- |  Benefi-|
|            |Derivative|        |        | (A) or Dis- |-------------|-----------------|           |cially    | tive    |  cial   |
|            |Security  |        |        | posed of(D) |Date |       |        |Amount  |           |Owned at  | Security|  Owner- |
|            |          |        |--------|-------------|Exer-| Expir-|        |or Num- |           |End of    | Direct  |  ship   |
|            |          |        |    |   |      |      |cisa-| ation |        |ber of  |           |Month     | (D) or  |(Instr 4)|
|            |          |        |Code| V |  (A) | (D)  | ble |  Date |Title   |Shares  |           |Instr. 4) |(Instr.4)|         |
|------------|----------|--------|----|---|------|------|-----|-------|--------|--------|-----------|----------|---------|---------|
|            |          |        |    |   |      |      |     |       |        |        |           |          |         |         |
|Employee    |          |        |    |   |      |      |     |       |        |        |           |          |         |         |
|Stock Option| $7.50    |6/30/98 | D* | V |      |30,000| *   |6/16/07|Common  | 30,000 |           |          |         |         |
|(Registered |          |        |    |   |      |      |     |       |Stock   |        |           |          |         |         |
| to Buy)    |          |        |    |   |      |      |     |       |        |        |           |          |         |         |
|------------|----------|--------|----|---|------|------|-----|-------|--------|--------|-----------|----------|---------|---------|
|Employee    |          |        |    |   |      |      |     |       |        |        |           |          |         |         |
|Stock Option| $6.00    |6/30/98 | A* | V |30,000|      | *   |6/16/07|Common  | 30,000 |           | 30,000   |  D      |         |
|(Registered |          |        |    |   |      |      |     |       |Stock   |        |           |          |         |         |
| to Buy)    |          |        |    |   |      |      |     |       |        |        |           |          |         |         |
|------------|----------|--------|----|---|------|------|-----|-------|--------|--------|-----------|----------|---------|---------|
|            |          |        |    |   |      |      |     |       |        |        |           |          |         |         |
|            |          |        |    |   |      |      |     |       |        |        |           |          |         |         |
|------------|----------|--------|----|---|------|------|-----|-------|--------|--------|-----------|----------|---------|---------|


Explanation of Responses:

* Deemed cancellation of existing option and deemed grant of new option resulting from the repricing of existing option which was originally granted on 6/17/97 and which provided for vesting in five equal annual installments commencing 6/17/98. The vesting terms were not amended


    /s/Hugh T. Regan, Jr.                        8/10/98
------------------------------------------    --------------
** Signature of Reporting Person                  Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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